AMENDMENT TO
EMPLOYMENT AGREEMENT
This Amendment (this “Amendment”) to the Employment Agreement between Comstock Mining Inc. (the “Corporation”) and Corrado DeGasperis (the “Executive”), effective as of April 20, 2010 (the “Employment Agreement”), is made and entered into effective as of November 2, 2012 between the Corporation and the Executive.
WITNESSETH:
WHEREAS, the parties wish to clarify and resolve differences regarding the interpretation and implementation of the Employment Agreement;
NOW, THEREFORE, in consideration of the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Corporation and the Executive hereby agree as follows:
1.Capitalized Terms. Whenever capitalized terms are used in this Amendment, they shall have the meanings set forth in this Amendment or, if not defined in this Amendment, as set forth in the Employment Agreement.
2.    Agreement.

(a)
The adoption of the Corporation’s 2011 Equity Incentive Plan (the “Plan”) satisfies the requirements of the Employment Agreement relating to the adoption of an incentive stock plan providing for the issuance of certain of the fully diluted equity of the Corporation (the “Required Plan”).

(b)
The award (the “Award”) set forth in the Restricted Stock Agreement between the Corporation and the Executive entered into as of December 21, 2011 (the “RSA”) satisfies the requirements of the Employment Agreement in relation to the grant of awards to the Executive under the Required Plan.

(c)
Neither Section 2(a) above nor Section 2(b) above will limit the Corporation’s obligations with respect to (i) maintaining and continuing the Plan or, except to the extent expressly set forth herein, the Employment Agreement, the RSA and the Award or (ii) fully and timely performing its obligations thereunder, as amended hereby.

(d)	Each tranche of the Award shall vest on the later to occur of the date set forth in the RSA or January 31, 2014; provided, that:

(i)	if the Executive resigns without Good Reason or is terminated for Cause before January 31, 2014, then all tranches of the Award shall be forfeited;

CT01\ZerjV\290778.4

(ii)
if (1) the vesting conditions for a tranche of the Award as set forth in the RSA are satisfied on or before January 31, 2014 and (2) on or before January 31, 2014 (A) the Executive dies or resigns for Good Reason or due to his Disability or (B) the Corporation terminates the Executive’s employment other than for Cause, then in either case such tranches shall vest as of the date of such death, resignation or termination (as applicable) as if this Amendment had not been adopted; and

(iii)
if, without regard to this Amendment, one or more tranches of the Award would have vested prior to or upon a Change in Control (as defined in the Plan), such tranches shall vest as if this Amendment had not been adopted.

(e)
The Corporation shall hold the Executive harmless, on an after-tax basis, for any additional tax (including interest and penalties) over and above ordinary income and employment taxes that may be imposed on the Executive under federal and state tax laws by as a result of this Amendment. The Executive shall cooperate with respect to the Corporation’s opposition to the imposition of such additional tax and the Corporation’s right to direct such opposition. Any payments required to be made by the Corporation under this Section 2(e) shall be made to the Executive no later than December 31 of the year following the year in which the related taxes are remitted to the applicable taxing authority.

3.    Entire Agreement. Except as specifically amended by this Amendment, all of the terms and conditions of the Employment Agreement and, the RSA shall remain in full force and effect. This Amendment, together with the Employment Agreement and the RSA, constitute the entire agreement between the parties with respect to the subject matter hereof. In the event of a conflict or inconsistency between a provision in the Employment Agreement (as amended hereby) and a provision in the RSA (as amended hereby), the provision more favorable to the Executive shall govern. This Amendment shall not be amended except by a written instrument executed by the parties which specifically states that it is amending this Amendment. References herein to “tranches” of the Award shall include “portions” or other parts of the Award subject to vesting at different times or upon different events.
4.    Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEVADA (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
5.    Counterparts. This Amendment may be signed in any number of counterparts, each of which (when executed and delivered) shall constitute an original instrument, but all of which together shall constitute one and the same instrument. It shall not be necessary when making proof of this Amendment to account for any counterparts other than a sufficient number of counterparts which, when taken together, contain signatures of all of the parties. A facsimile or PDF of an original shall be as effective as delivery of such original.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the
2nd day of November, 2012.
COMSTOCK MINING INC.

By:	/s/ William J. Nance
Name: William J. Nance
Title: Chairman, Compensation Committee

/s/ Corrado De Gasperis
Corrado DeGasperis

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